UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2008

HAMPSHIRE GROUP, LIMITED
 (Exact name of registrant as specified in its charter)

Delaware	000-20201	06-0967107
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1924 Pearman Dairy Road, Anderson, South Carolina	29625
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 231-1200

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 4, 2008, Hampshire Group, Limited (the “Company”) entered into a Stock Purchase and Settlement Agreement and Mutual Releases (the “Settlement Agreement”) with Ludwig Kuttner, his wife, Beatrice Ost-Kuttner, his son, Fabian Kuttner and a limited liability company controlled by him, K Holdings LLC (together, the “Kuttner Parties”). Ludwig Kuttner was a member of the Board of Directors (the “Board”) of the Company as well as the former Chairman and Chief Executive Officer of the Company. Under the Agreement, the Company and Ludwig Kuttner resolved any ongoing and potential litigation between them related to the previously disclosed investigation by the Audit Committee of the Board (the “Investigation”) and the Kuttner Parties sold all of the stock of the Company that they owned to the Company.

Pursuant to the agreement (i) the Company purchased from the Kuttner Parties 2,390,340 shares of common stock of the Company, constituting all of the interests in the Company beneficially owned by the Kuttner Parties, for a price-per-share of $5.00, (ii) the Company settled and released certain claims it has asserted against Ludwig Kuttner related to the Investigation, (iii) Ludwig Kuttner dismissed certain claims he has asserted against the Company related to, among other things, employment related matters, (iv) the Company granted a release of any other claims that it may have or could assert against the Kuttner Parties, (v) the Kuttner Parties granted a release of any other claims that they may have or could assert against the Company and (vi) Ludwig Kuttner made a payment of $1,554,000.00 to the Company. In addition, (i) the Kuttner Parties agreed not to purchase any of the Company’s stock, propose to enter into any business combination with the Company, seek election to the Board or solicit proxies from the Company’s stockholders, in each case, for a period of ten (10) years, (ii) Ludwig Kuttner resigned from the Board as well as from all other directorships he held with the Company’s subsidiaries, and (iii) the Kuttner Parties agreed not to solicit the Company’s employees and customers for a period of eighteen months. The Kuttner Parties also agreed not to compete with the Company for a period of eighteen months.

The Executive Committee of the Board established an independent committee (the “Independent Committee”) comprised entirely of independent directors for the purpose of negotiating the transactions (collectively, the “Settlement”) contemplated by the Settlement Agreement on behalf of the Company. The Independent Committee retained Peter J. Solomon Company as its financial advisor and Morris, Nichols, Arsht & Tunnell LLP as its legal advisor. Peter J. Solomon Company provided its opinion to the Independent Committee to the effect that, as of the date of the opinion and subject to various assumptions and limitations, the price-per-share paid to the Kuttner Parties by the Company for the 2,390,340 shares of the Company’s stock was fair to the Company from a financial point of view.

In connection with the Settlement Agreement, the Company concurrently entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Credit Agreement and Guaranty, by and among the Company, the Banks party thereto (the “Banks”) and HSBC Bank USA, National Association, as Agent for the Banks (the “Credit Agreement”). Pursuant to the Amendment, the Banks agreed to amend the Credit Agreement (i) to permit the Settlement and the funding of all or a portion of the Settlement with the proceeds of a borrowing thereunder, (ii) to reduce the basket for restricted payments permitted to be made by the Company after the consummation of the Settlement from $7,500,000 per year to $5,000,000 per year, and (iii) to reduce the required consolidated tangible net worth of the Company from $85,000,000 to $50,000,000.

This description of the Settlement Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement and the Amendment, copies of which are filed hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

The press release announcing the Settlement Agreement and Amendment is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As more fully described above in Item 1.01, Ludwig Kuttner resigned from the Board, effective as of August 4, 2008.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Stock Purchase and Settlement Agreement and Mutual Releases, dated as of August 4, 2008, by and among Ludwig Kuttner, Beatrice Ost-Kuttner, Fabian Kuttner, K Holdings LLC and Hampshire Group, Limited.

10.2	Amendment No. 2 to Amended and Restated Credit Agreement and Guaranty, dated as of August 4, 2008, by and among Hampshire Group, Limited, Hampshire Designers, Inc., Item-Eyes, Inc., Shane Hunter, Inc. SB Corporation, the Banks party thereto and HSBC Bank USA, National Association, as Agent for the Banks.

99.1	Press Release, dated August 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By: /s/ Heath L. Golden
Name: Heath L. Golden
Title: Vice President and General Counsel

Dated: August 4, 2008

Exhibit Index

Exhibit Number	Description
10.1	Stock Purchase and Settlement Agreement and Mutual Releases, dated as of August 4, 2008, by and among Ludwig Kuttner, Beatrice Ost-Kuttner, Fabian Kuttner, K Holdings LLC and Hampshire Group, Limited.
10.2	Amendment No. 2 to Amended and Restated Credit Agreement and Guaranty, dated as of August 4, 2008, by and among Hampshire Group, Limited, Hampshire Designers, Inc., Item-Eyes, Inc., Shane Hunter, Inc. SB Corporation, the Banks party thereto and HSBC Bank USA, National Association, as Agent for the Banks.
99.1	Press Release, dated August 4, 2008